EXHIBIT 99.1

NEWS	CONTACT: Murray H. Gross, President & CEO
U.S. Home Systems, Inc. 214.488.6300 mgrosss@ushomesystems.com Terri MacInnis, Dir. of Investor Relations Bibicoff & Associates, Inc. 818.379.8500 terrimac@pacbell.net

U.S. HOME SYSTEMS REPORTS THIRD QUARTER

AND NINE-MONTH OPERATING RESULTS

Quarterly Revenues Increase 77% and Net Income Increases to $571,000 for Quarter

Nine Month Revenues Increase 60% and Net Income Increased 126% to $959,000

The Company Revises Earnings Guidance for the Fourth Quarter and Year End 2003

DALLAS, TX., NOV 17, 2003 – On Friday, November 14, U.S. Home Systems, Inc. (Nasdaq: USHS) reported financial results for the third quarter and nine-month periods ended September 30, 2003.

For the quarter, consolidated revenues increased 77% to $21,473,000 from $12,163,000 in the third quarter last year. Consolidated net income increased to $571,000, or $0.08 per share on a fully diluted basis, as compared with a net loss of $162,000, or $(0.03) per diluted share, in the same quarter last year. For the nine-month period, consolidated revenues increased 60% to $56,516,000 from $35,238,000 in the same period last year, and consolidated net income increased 126% to $959,000, or $0.14 per fully diluted share, from $424,000, or $0.07 per fully diluted share, respectively.

The Company operates in two business segments: specialty home improvement and consumer finance services. In the home improvement segment, revenues increased 79% in the third quarter to $20,139,000 from $11,263,000 in the third quarter last year. Net income in the home improvement segment increased to $591,000 in the current quarter as compared with a net loss of $296,000 in the same quarter last year. The increase in net income in the home improvement segment is principally a result of an increase of revenues. New sales orders for the home improvement segment were $19,903,000 in the third quarter, an increase of 51% from $13,140,000 in the third quarter last year. Backlog at September 30, 2003 was $14,160,000 as compared with $8,530,000 at September 30, 2002.

The Company’s consumer finance segment incurred a net loss of $20,000 in the third quarter 2003 as compared with net income of $134,000 in the same quarter last year. The change in net income in the finance segment is a result of a change in its business model in February 2003 when the Company changed from selling portfolios of retail installment obligations (RIO’s) to internally financing portfolios of RIO’s. This change in our business model provides us with an opportunity for greater profitability on a long-term basis. Although this segment was expected to return to profitability during the current period, the Company increased its loan loss reserve at September 30, 2003 reflecting the implementation of a higher than anticipated loan loss reserve in combination with continued growth in its RIO portfolio at the end of the period.

USHS REPORTS Q3 AND NINE-MONTH RESULTS	PAGE TWO

“While we are pleased with our operating results for the quarter, as well as our significant improvement over last years third quarter operating results, we did not meet our previously announced income expectations,” said Murray H. Gross, Chairman, President and Chief Executive Officer of USHS. “During the fourth quarter, we will continue to grow our consumer finance business. Additionally, we will continue to implement our product and service rollout programs with The Home Depot. Our alliance with The Home Depot is a significant component of our growth strategy which provides us with a substantial additional distribution channel. We expect our consumer finance business will require increasing reserves for loan losses, and the rollout of our deck and cabinet refacing products into new The Home Depot markets will require additional start-up expenditures, which will have some impact on our fourth quarter earnings.”

Gross concluded, “We expect net income per diluted share for the fourth quarter will be between $0.09 to $0.11. For fiscal 2003, as a result of lower than projected third and fourth quarter earnings, we estimate our net income will be between $0.23 to $0.26, rather than our previous announced estimate of $0.26 to $0.32 per diluted share.”

U.S. Home Systems, Inc. (www.ushomesystems.com) is engaged, through direct consumer marketing, in the manufacture, design, sales and installation of custom quality specialty home improvement products, marketed under nationally recognized brands such as Renewal By Andersen® and The Home Depot “At Home Services®” and Century 21 Home Improvements. The Company’s product lines include kitchen cabinet refacing, bathroom refacing, wood decks, deck enclosures and replacement windows. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s financing subsidiary purchases retail installment obligations from select remodeling contractors and provides each contractor an opportunity to originate a broad range of credit products that are not otherwise available to the contractor utilizing only traditional sources for home improvement financing.

This press release may contain forward-looking statements that are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions, will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

- Continued -

USHS REPORTS Q3 AND NINE-MONTH RESULTS	PAGE THREE

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (Dollars in thousands, except per share and share amounts)	(unaudited) Quarter Ended September 30,
	2003	2002
Revenue	$21,473	$12,163
Income (loss) from operations	1,383	(221)
Income (loss) before income taxes	939	(265)
Net income (loss)	571	(162)
Net income (loss) per common share – basic	$0.09	$(0.03)
Net income (loss) per common share – diluted	$0.08	$(0.03)
Weighted average shares outstanding – diluted	6,946,136	5,953,371

Consolidated Statements of Operations (Dollars in thousands, except per share and share amounts)	(unaudited) Nine Months Ended September 30,
	2003	2002
Revenue	$56,516	$35,238
Income from operations	2,299	798
Income before income taxes	1,581	696
Net income	959	424
Net income per common share – basic	$0.15	$0.07
Net income per common share – diluted	$0.14	$0.07
Weighted average shares outstanding – diluted	6,813,002	6,037,653

# # #